Exhibit 99.1

          American Stock Exchange Accepts Provo International's Plan to Bring the Company Back into Compliance with the Listing Standards

     PEARL RIVER, N.Y.--(BUSINESS WIRE)--Nov. 30, 2004--Provo International, Inc. (formerly Frontline Communications Corp). (AMEX:FNT) www.fcc.net, received a notice from the American Stock Exchange on November 11, 2004, indicating that the Company's common stock was not in compliance with Section 1003(d) of the Exchange's continued listing standards due to the fact that the Company's former auditors did not complete their review of the Company's Form 10-QSB for the period ended June 30, 2004. The notice further stated that the common stock is therefore subject to being delisted from the Exchange. The Company was afforded the opportunity to submit a plan of compliance to the Exchange. On November 17, the Company submitted a plan to the Exchange to bring the Company back into compliance with the Exchange's listing standards prior to December 16, 2004. On November 24, 2004, the Exchange notified the Company that it had accepted the Company's plan of compliance and granted the Company an extension of time until December 16, 2004 to file its quarterly reports for the quarters ended June 30, 2004 and September 30, 2004 and to regain compliance with continued listing standards. The Company will be subject to periodic review by Exchange Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

    About Provo International Inc.

     Founded in 1995 as Frontline Communications Corporation and currently traded on the American Stock Exchange under the symbol FNT, Provo International Inc. is a provider of internet bandwidth services and award winning Ecommerce, programming and website development, design and hosting services through its PlanetMedia group, www.pnetmedia.com. In addition, the company is currently launching its Provo Paycard and other payroll disbursement products and services.

     The statements which are not historical facts contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier or customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.


    CONTACT: Provo International Inc.
             Stephen J. Cole-Hatchard, 845-623-8553
             Fax: 845-623-8669
             scolehatchard@fcc.net
              or
             Investor Relations, 845-623-8553 X1108
             Fax: 845-623-8669
             investorrelations@fcc.net